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Exhibit 3.24

CERTIFICATE OF FORMATION

OF

LIMITED LIABILITY COMPANY

        FIRST:    The name of the limited liability company is LNT MERCHANDISING COMPANY LLC.

        SECOND:    The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington. The name of its Registered Agent at such address is CORPORATION SERVICE COMPANY.

        IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of LNT MERCHANDISING COMPANY LLC this 18th day of November 2003.

NAME:	/s/ ANGELA NORTON Angela Norton Authorized Person

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CERTIFICATE OF FORMATION OF LIMITED LIABILITY COMPANY